Celanese Corporation 1601 West LBJ Freeway Dallas, Texas 75234-6034
Investor News Release
Celanese Reaches Agreement to Acquire Celanese AG Minority Shares
Dallas, Dec. 22, 2006—Celanese Corporation (NYSE:CE), a global hybrid chemical company, announced today that it has reached an agreement with the minority shareholders of Celanese AG, its German subsidiary, to acquire their shares for EUR €66.99 per share, the same price offered by Celanese in May 2006. The total purchase price for the minority shares, representing 2 percent of the outstanding shares, is approximately USD $80 million. The minority shareholders have dismissed their legal actions challenging the completion of the acquisition of Celanese AG, which began in 2004.

Contacts:
Investor Relations	Media - U.S.	Media - Europe
Mark Oberle	Jeremy Neuhart	Jens Kurth
Phone: +1 972 443 4464	Phone: +1 972 443 3750	Phone: +49 69 305 7137
Telefax: +1 972 332 9373	Telefax: +1 972 443 8519	Telefax: +49 69 305 36787
Email: Mark.Oberle@celanese.com	Jeremy.Neuhart@celanese.com	Email: j.kurth@celanese.com
As a global leader in the chemicals industry, Celanese Corporation makes products essential to everyday living. Our products, found in consumer and industrial applications, are manufactured in North America, Europe and Asia. Net sales totaled $6.1 billion in 2005, with approximately 60% generated outside of North America. Known for operational excellence and execution of its business strategies, Celanese delivers value to customers around the globe with innovations and best- in-class technologies. Based in Dallas, Texas, the company employs approximately 9,300 employees worldwide. For more information on Celanese Corporation, please visit the company’s website at www.celanese.com.
Forward-Looking Statements
This release may contain “forward-looking statements,” which include information concerning the company’s plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. When used in this release, the words “outlook,” “forecast,” “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release. Numerous factors, many of which are beyond the company’s control, could cause actual results to differ materially from those expressed as forward-looking statements. Certain of these risk factors are discussed in the company’s filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.